Exhibit 10.2

LEASE AGREEMENT

This Agreement is made the 30th day of September 1991 between RDB COMPANY, an Alaska General Partnership ("Landlord"), whose address is, 4150 West 88th Ave., Anchorage, Alaska, 99502, and GENERAL COMMUNICATION INC., an Alaska Corporation ("Tenant"), whose address is 2550 Denali Street, Suite 1000, Anchorage, Alaska, 99503, who agree as follows:

1. Premises. Landlord leases to Tenant and Tenant leases from Landlord the real property located at 1551 Lore Road, Anchorage, Alaska, described as Lot 1, Block 6, Chugach Meadows Subdivision, Anchorage Recording District, Anchorage, Alaska, including the building and other improvements located on the real property ("Premises").

2. Term, Termination by Tenant. The term of this Lease shall commence on October 1, 1991, and shall expire September 30, 2006.

3. Condition of Premises. Tenant's taking possession of the Premises on commencement of the term shall constitute Tenant's acknowledgment that the Premises are in adequate condition for Tenant's purposes. Tenant has inspected the Premises and has made such investigation as it deems necessary. Tenant leases the Premises "as is." Landlord shall have no responsibility to make any repair or improvement of any kind. Landlord has made no representations to the condition of the property.

4. Rent. Tenant shall pay to Landlord as rent, for the entire lease term, without deduction, setoff, prior notice or demand, the sum of $3,552,000, payable Fourteen Thousand Four Hundred Dollars ($14,400.00) per month beginning October 1, 1991 and ending September 30, 1993, Fifteen Thousand Two Hundred Dollars ($15,200.00) per month beginning October 1, 1993 and ending September 30, 1995, Sixteen Thousand Dollars ($16,000.00) per month beginning October 1, 1995 and ending September 30, 1997, Sixteen Thousand Eight Hundred Dollars ($16,800.00) per month beginning October 1, 1997 and ending September 30, 1999, Seventeen Thousand Six Hundred Dollars ($17,600.00) per month beginning October 1, 1999, and ending September 30, 2001, Eighteen Thousand Four Hundred Dollars ($18,400.00) per month beginning October 1, 2001 and ending September 30, 2003, Nineteen Thousand Two Hundred Dollars ($19,200.00) per moth beginning October 1, 2003 and ending September 30, 2005, and Twenty Thousand Dollars ($20,000.00) per month beginning October 1, 2005 through the end of the term.

5. Tenant's Use of Premises. Tenant shall use the Premises for its telecommunications business and for no other use without Landlord's consent. Tenant's use of the Premises as provided in this Lease shall be in accordance with the following:

A. Tenant shall not do, bring, or keep anything in or about the Premises that will cause the cancellation of any insurance covering the premises.
B. Tenant shall comply with all laws concerning the Premises or Tenant's use of the Premises, including, without limitation, the obligation at Tenant's cost to alter, maintain, or restore the Premises in compliance and conformity with all laws relating to the condition, use or occupancy of the Premises during the term.
C. Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance to owners or occupants of adjacent properties.

6. Maintenance of Premises, Taxes. Tenant, at its cost, shall maintain the Premises in good condition, including any repair of any mechanical, electrical, plumbing, or structural failures occurring during the term. Tenant shall pay all property, use, or other similar taxes attributable to the Premises. This Lease is a triple net lease. Landlord shall have no responsibility for maintenance of the Premises.

7. Alterations. Any alterations made shall remain on and be surrendered with the Premises on expiration or termination of the term. All alterations by Tenant shall conform to Municipal, State, and Federal regulations.

If Tenant makes any alterations to the Premises as provided in this paragraph, the alterations shall not be commenced until two (2) days after Landlord has received notice from Tenant stating the date the installation of the alterations is to commence so that Landlord can post and record an appropriate notice of non-responsibility.

8. Mechanic' s Liens. Tenant shall pay all costs for construction done by it or caused to be done by it on the Premises as permitted by this Lease. Tenant shall keep the Premises free and clear of all mechanic 's liens resulting from construction done by or for Tenant.

Tenant shall have the right to contest the correctness or the validity of any such lien if, immediately on demand by Landlord, Tenant procures and records a lien release bond issued by a corporation authorized to issue surety bonds in Alaska in an amount equal to one and one-half times the amount of the claim of lien. The bond shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the action).

9. Utilities. Tenant shall make all arrangements for and pay for all utilities and services furnished to or used by it, including, without limitation, gas, electricity, water, sewer, telephone service, snow removal, and trash collection, and for all connection charges.

10. Liability and Indemnity. Landlord shall not be liable to Tenant for any damage to Tenant or Tenant's property from any cause. Tenant waives all claims against Landlord for damage to person or property arising for any reason, except that Landlord shall be liable to Tenant for damage to Tenant resulting from the acts or omissions of Landlord or its authorized representatives.

Tenant shall hold Landlord harmless from all damages arising out of any damage to any person or property occurring in, on, or about the Premises or off the Premises arising out of actions on the Premises, except that Landlord shall be liable to Tenant for damage resulting from the acts or omissions of Land lord or its authorized representatives. Landlord shall hold Tenant harmless from all damages arising out of any such damage. A party's obligation under this paragraph to indemnify and hold the other party harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the party being indemnified.

11. Insurance. Tenant, at its cost, shall maintain fire and extended coverage property insurance on the building for replacement value, public liability, and property damage insurance with a liability limit of $5,000,000 combined single limit insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of Premises. All public liability insurance and property damage insurance shall insure performance by Tenant of the indemnity provisions of Section 10. Both parties and mortgagees shall be named as additional insureds, and the policy shall contain cross liability endorsements.

12. Destruction of the Premises. If, during the term, the Premises are totally or partially destroyed from a risk covered by insurance payable to the Landlord, rendering the Premises totally or partially inaccessible or unusable, Landlord may restore the Premises to substantially the same condition as they were in immediately before destruction. Such destruction shall not terminate this Lease. If existing laws or funds do not permit the restoration, either party can terminate this Lease immediately by giving notice to the other Party. Landlord may also elect to terminate this Lease by giving notice to Tenant within ninety (90) days after the destruction.

13. Condemnation.

A.
1. "Condemnation" means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a condemner and (b) a voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation or while legal proceedings of condemnation are pending.

2. "Date of taking" means the date the condemnor has the right of possession of the property being condemned.
3. "Award" means all compensation, sums, or anything of value awarded, paid, or received on a total or partial condemnation.
4. "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

B.
If, during the term or during the period of time between the execution of this Lease and the date the term commences, there is any taking of all or any part of the Premises or any interest in this Lease by condemnation, the rights and obligations of the parties shall be determined pursuant to this Section.

C.	If the Premises are totally taken by condemnation, this Lease shall terminate on the date of taking.

D.
If any portion of the Premises is taken by condemnation, this Lease shall remain in effect, except that Tenant can elect to terminate this Lease if the remaining portion of the building or other improvements that are a part of the Premises are rendered unsuitable for Tenant's continued use of the Premises.

E.	The award shall belong to and be paid to Landlord and Tenant as their interest may appear.

14. Assignment. Tenant shall not voluntarily assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity (except Tenant's authorized representatives) to occupy or use all or any part of the Premises, except a subsidiary or controlled affiliate of Tenant, without first obtaining Landlord 's consent. Any assignment, encumbrance, or sublease without Landlord 's consent shall be voidable and, at Landlord' s election, shall constitute a default. No consent to any assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this paragraph.

No interest of Tenant in this Lease shall be assignable by operation of law. Each of the following acts shall be considered an involuntary assignment:

A.If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under the Bankruptcy Act in which Tenant is the debtor; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;
B.    If a writ of attachment or execution is levied on this Lease;
C.    If, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises.

An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

15. Tenant's Default. The occurrence of any of the following shall constitute a default by Tenant :

A.	Abandonment and vacation of the Premises (failure to occupy and operate the Premises for ten (10) consecutive days shall be deemed an abandonment and vacation).

B.	Failure to provide insurance as required by Section 11.

C.	Receipt by Landlord of a notice of cancellation of insurance required by Section 11.
D.    Failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this Lease if Tenant commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.

Notice given under this paragraph shall specify the alleged default and the applicable Lease provisions, and shall demand that Tenant perform the provisions of this Lease as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice.

16. Landlord' s Remedies. Landlord shall have the following remedies if Tenant commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

Landlord can continue this Lease in full force and effect, and this Lease will continue in effect as long as Landlord does not terminate Tenant 's right to possession. During the period Tenant is in default, Landlord can enter the Premises and relet them, or any part of them, to third parties. Reletting can be for a period shorter or longer than the remaining term of this Lease. After Tenant's default and for as long as Landlord does not terminate Tenant's right to possession of the Premises, if Tenant obtains Landlord' s consent Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability. Landlord's consent to a proposed assignment or subletting shall not be unreasonably withheld.

If Landlord elects to relet the Premises as provided in this paragraph, rent that Landlord receives from reletting shall be applied to the payment of:
A.    Any indebtedness from Tenant to Landlord; and

B.    All costs, including maintenance, incurred by Landlord in reletting.

Landlord can terminate Tenant 's right to possession of the Premises at any time. No act by Landlord other than giving notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord 's interest under th is Lease shall not constitute a termination of Tenant 's right to possession.

Landlord, at any time after Tenant commits a default, can cure the default at Tenant's cost. If Landlord at any time, by reason of Tenant's default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid.

17. Notice. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any person shall be in writing and either served personally or sent by prepaid, first class mail. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth in the introductory paragraph of this Lease. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed communicated within forty-eight (48) hours from the time of mailing, if mailed as provided in this paragraph.

18. Waiver. No delay or omission in the exercise of any right or remedy of Landlord on any default by Tenant shall impair such a right or remedy or be construed as a waiver.

The receipt and acceptance by Landlord of delinquent rent shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular rent payment involved.

No act or conduct of Landlord, including, without limitation, the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term. Only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.

19. Surrender of Premises; Holding over. On expiration of the term, Tenant shall surrender to Landlord the premises and all Tenant's improvements and alterations in good condition (except for ordinary wear and tear occurring after the last necessary maintenance made by Tenant), except for alterations that Tenant has the right to remove or is obligated to remove under the provisions of this Lease. Tenant shall remove all its personal property within the above stated time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant's personal property within the time periods stated in this paragraph.

Landlord can elect to retain or dispose of in any manner any alterations or Tenant's personal property that Tenant does not remove from the Premises on expiration or termination of the term as allowed or required by this Lease by giving at least ten (10) days' notice to Tenant. Title to any such alterations or Tenant's personal property that Landlord elects to retain or dispose of on expiration of the ten (10) day period shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord's retention or disposition of any such alterations or Tenant's personal property. Tenant shall be liable to Landlord for Landlord's costs for storing, removing, and disposing of any alterations or Tenant's personal property.

If Tenant fails to surrender the Premises to Landlord on expiration or ten (10) days after termination of the term as required by this paragraph, Tenant shall hold Landlord harmless from all damages resulting from Tenant's failure to surrender the Premises, including, without limitation, claims made by a succeeding tenant resulting from Tenant's failure to surrender the Premises.

If Tenant, with Landlord's consent, remains in possession of the Premises after expiration or termination of the term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on thirty (30) days' notice given at any time by either party.

All provisions of this Lease, except those pertaining to term and option to acquire the Premises, shall apply to the month to-month tenancy.

20. Payment Upon Sale or at End of Tenth Year. If Landlord sells the Premises prior to the end of the tenth year of the term of this Lease, Landlord shall rebate to Tenant for appreciated value, one-half of the net sale price received (after real estate commission, title fees, premiums, attorney fees, and closing costs) over Nine Hundred Thousand Dollars ($900,000.00). If Landlord has not sold the Premises before the tenth year of the term of this Lease, it shall pay Tenant one-half of the appreciated value as determined by the then appraised value of the property over Nine Hundred Thousand Dollars ($900,000.00) or Five Hundred Thousand Dollars ($500,000.00), whichever is greater. An appraisal shall be by an MAI appraiser mutually acceptable to the parties.

21. Miscellaneous Provisions.

A.	Time is of the essence as to each provision of this Lease.

B.	Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval.
C.    This Lease shall be binding on and inure to the benefit of the parties and their successors.
D.    This Lease shall be construed and interpreted in accordance with the laws of the State of Alaska.
E.    This Lease contains all the agreements of the parties and cannot be amended or modified, except by a written agreement.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

RDB COMPANY
An Alaska General Partnership

By: /s/ Ronald A. Duncan
Ronald A. Duncan
Its: Managing Partner

GENERAL COMMUNICATION INC.

By: /s/ John M. Lowber
John M. Lowber
Its: Senior Vice President